EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into and effective as of the 1st day of July, 2015 (the “Effective Date”), by and between First Financial Bank, N.A. (the “Bank”), a national banking association organized under the laws of the United States of America, First Financial Corporation (the “Corporation”), a corporation formed under the laws of the State of Indiana and a financial holding company (jointly referred to herein as the “Company”) and Norman L. Lowery (the “Employee”), a resident of the State of Indiana.
WHEREAS, the Employee has heretofore been employed by the Bank as its President and Chief Executive Officer and by the Corporation as its President and Chief Executive Officer and has performed valuable services for both the Bank and the Corporation; and
WHEREAS, the Company desires to enter into this Agreement with the Employee in order to assure continuity of management and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties; and
WHEREAS, the parties desire, by this writing, to set forth the continuing employment relationship between the Company and the Employee.
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Employee and the Company agree as follows:
1.Employment
. The Employee is employed as the President and Chief Executive Officer of the Bank and as the Chief Executive Officer of the Corporation. The Employee shall render such administrative and management services for the Company as are currently rendered and as are currently performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company. The Employee’s other duties shall be such as the boards of directors of the Bank or the Corporation may, from time to time, reasonably direct, including normal duties as an officer of the Bank and the Corporation. During the term of this Agreement, the Employee shall be nominated and elected to serve as a director of the Bank or of any successor to the Bank and shall be nominated to serve as a director of the Corporation.
2.Base Compensation
. The Company agrees to pay the Employee during the term of this Agreement a base salary at the rate of $642,300.00 per annum, payable in cash not less frequently than monthly. Such base salary shall be effective and calculated commencing as of the January 1, 2015. The Company may consider and declare from time to time increases in the base salary it pays the Employee. Prior to a Change in Control (as hereinafter defined), the Company may also declare decreases in the base salary it pays the Employee if the operating results of the Company are significantly less favorable than those for the fiscal year ending December 31, 2014, and the Company makes similar decreases in the base salary it pays to other executive officers of the Company. After a Change in Control, the Company shall consider and declare salary increases in base salary based upon the following standards:
(a)Inflation;
(b)Adjustments to the base salaries of other senior management personnel;
(c)Past performance of the Employee; and

(d)The contribution which the Employee makes to the business and profits of the Company during the term of this Agreement.
3.Bonuses
. The Employee shall participate in any year-end bonus granted to other employees. The Employee shall further participate in an equitable manner with all other senior management employees of the Company in any discretionary bonuses that the Company may award from time to time to senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses.
4.Benefits
.
(a)Participation in Retirement, Medical and Other Benefit Plans. During the term of this Agreement, the Employee shall be eligible to participate in the following benefit plans; group hospitalization, disability, health, dental, sick leave, retirement, supplemental retirement, pension, 401(k), employee stock ownership plan, and all other present or future qualified and/or nonqualified plans provided by the Company generally, or to executive officers of the Bank or the Corporation, which benefits, taken as a whole, must be at least as favorable as those in effect on the Effective Date, unless the continued operation of such plans or changes in the accounting, legal or tax treatment of such plans would adversely affect the Company’s operating results or financial condition in a material way, and the Company concludes that modifications to such plans are necessary to avoid such adverse effects and such modifications apply consistently to all employees participating in the affected plans. In addition, the Employee shall be eligible to participate in any fringe benefits which are or may become available to the Company’s senior management employees, including, for example, any cash or equity incentive, bonus or long-term compensation plan, any insurance programs (including, but not limited to, any group and executive life insurance programs), and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. All the employee benefits referenced in this subsection 4(a) are collectively referred to hereinafter as “Employee Benefits.”
(b)Benefits After Retirement. Upon retirement of the Employee at or after attaining age 65 (“Retirement Age”), during the term of this Agreement, the Company agrees to continue, at no greater cost to Employee than is generally allocated to all employees, full coverage for the Employee, his spouse and his children living in his household under the health, life and disability plans as adopted by the Company which shall be no less favorable than those in effect on the Effective Date of this Agreement. The Company agrees to continue such health coverage until both the Employee and his spouse are eligible for coverage by Medicare. When both the Employee and his spouse become eligible for Medicare coverage, the Company agrees to pay for supplemental coverage, at the best level available which includes prescription drug coverage, for both the Employee and his spouse until the death of the Employee and his spouse. The Employee shall be entitled to a life insurance policy on his life, provided at the Company’s cost, in the maximum amount established by the Company’s group life insurance plan from time to time which amount shall be no less than the limit on the Effective Date of three times his annual salary (subject to a $350,000 maximum). The Employee shall also be entitled to an additional life insurance policy on his life in the amount established by the Company’s insurance program for executive officers from time to time. The Company shall continue to pay to the Employee the annual premiums, which are required to keep the life insurance policy in force, on behalf of the Employee pursuant to the Company’s insurance program for executive officers.
(c)Expenses and Membership. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement,

upon substantiation of such expenses in accordance with the policies of the Company. In addition, the Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by him to satisfy his continuing legal education requirements for his license to practice law in the State of Indiana. So long as the Employee is employed by the Company pursuant to this Agreement, the Employee shall be entitled to continue his memberships in the American, Indiana and Terre Haute Bar Associations, the American Association for Justice, the Indiana Trial Lawyers Association and the Country Club of Terre Haute, and the Company shall continue to pay or reimburse the Employee for the dues and assessments for such memberships.
(d)Automobile. So long as the Employee is employed by the Company pursuant to this Agreement, the Employee shall be entitled to continue to use a Company-owned automobile of commensurate quality and value as that used by him on the same terms and conditions in effect with respect to such use on the Effective Date of this Agreement. The Company shall provide and pay the premiums for full insurance coverage on the automobile. Such insurance coverage shall be no less than the coverage provided on the Effective Date of this Agreement. The Company shall also pay for the cost of operation, maintenance and repair of the automobile. All benefits referenced in this subsection 4(d) are collectively referred to hereinafter as “Automobile Benefits.”
(e)Vacation, Sick Leave and Disability. The Employee shall be entitled to 30 days vacation annually and shall be entitled to the same sick leave and disability leave as other executive employees. The Employee shall not receive any additional compensation on account of his failure to take a vacation or sick leave, and the Employee shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Company or permitted for other executive employees.
In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with the Company for such additional periods of time and for such valid and legitimate reasons as the Company may determine and to attend the continuing legal education seminars contemplated by subsection 4(c) hereof. Further, the Company may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the board of directors of the Bank or the Company in its discretion may determine.
(f)Other Policies. All other matters relating to the employment of the Employee not specifically addressed in this Agreement shall be subject to the general policies regarding executive employees of the Company as in effect from time to time.
5.Term of Employment
. The Company hereby employs the Employee, and the Employee hereby accepts such employment under the terms of this Agreement, for the period commencing on the Effective Date and ending 24 months thereafter (or such earlier date as is determined in accordance with Section 8). The Employee’s term of employment may be extended for additional one-year periods beyond the Agreement’s expiration date if the Compensation Committee of the Board of Directors of the Corporation so determines in a duly adopted resolution. The initial term of this Agreement and all extensions thereof are hereinafter referred to individually and collectively as the “Term.”
6.Covenants
.
(a)Loyalty.
(i)During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all of his full business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, the Employee may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, and may perform legal services either directly or as a result of an of counsel or analogous position with a law firm for clients which will not present any conflict of interest with the Bank or the Corporation or any of their subsidiaries or affiliates, or unfavorably affect the performance of Employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Company, or be gainfully employed in any other position or job other than as provided above.
(ii)Nothing contained in this Section shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company, or, solely as a passive or minority investor, in any business.
(b)Nonsolicitation. The Employee hereby understands and acknowledges that, by virtue of his position with the Company, he will have advantageous familiarity and personal contacts with the Company’s customers, wherever located, and the business, operations and affairs of the Company. Accordingly, while the Employee is employed by the Company and for a period of one year after the Employee’s Separation from Service (as defined in Section 8(h)(ii) of this Agreement) for any reason (whether with or without cause or whether by the Company or the Employee) or the expiration of the Term, the Employee shall not, directly or indirectly, or individually or jointly, (i) solicit any non-legal business of any party which is a customer of the Company at the time of such Separation from Service or any party which was a customer of the Company during the one year period immediately preceding such Separation from Service, (ii) request or advise any customers or suppliers of the Company to terminate, reduce, limit or change their business or relationship with the Company, or (iii) induce, request or attempt to influence any employee of the Company to terminate his employment with the Company, unless such actions are taken in connection with Employee engaging in the practice of law.
For purposes of this Agreement, the term “solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, which encourages or requests any person or entity, in any manner, to cease doing business with the Company.
(c)Noncompetition. During the period of his employment hereunder, and for a period of one year following the termination hereof, the Employee shall not, directly or indirectly:
(i)As owner, officer, director, stockholder, investor, proprietor, organizer or otherwise, engage in the same trade or business as the Company, as conducted on the date hereof, which would conflict with the interests of the Company or in a trade or business competitive with that of the Company, which would conflict with the interests of the Company, as conducted on the date hereof; or
(ii)Offer or provide employment (whether such employment is with the Employee or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is, or who within one (1) year prior to such offer or provision of employment has been, a management-level employee of the Bank or Corporation. This subsection 6(c)(ii) shall only apply in the event the Employee has a voluntary Separation from Service.
The restrictions contained in this paragraph upon the activities of the Employee following Separation from Service shall be limited to the following geographic areas (hereinafter referred to as “Restricted Geographical Area”):

(1)Terre Haute, Indiana; and
(2)The 30-mile radius of Terre Haute, Indiana.
Nothing contained in this Section 6 shall prevent or restrict the Employee from engaging in the practice of law, including within the Restricted Geographical Area. In addition, nothing contained in this subsection shall prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank or the Corporation, or, solely as a passive or minority investor, in any business.
If the Employee does not comply with the provisions of this Section, the one-year period of non-competition provided herein shall be tolled and deemed not to run during any period(s) of noncompliance, the intention of the parties being to provide one full year of non-competition by the Employee after the termination or expiration of this Agreement.
(d)Nondisclosure. The term “Confidential Information” as used herein shall mean any and all customer lists, computer hardware, software and related material, trade secrets (as defined in I.C. 24-2-3-2), know-how, skills, knowledge, ideas, knowledge of customer’s commercial requirements, pricing methods, sales and marketing techniques, dealer relationships and agreements, financial information, intellectual property, codes, research, development, research and development programs, processes, documentation, or devices used in or pertaining to the Company’s business (i) which relate in any way to the Company’s business, products or processes; or (ii) which are discovered, conceived, developed or reduced to practice by the Employee, either alone or with others either during the Term, at the Company’s expense, or on the Company’s premises.
(i)During the course of his services hereunder the Employee may become knowledgeable about, or become in possession of, Confidential Information. If such Confidential Information were to be divulged or become known to any competitor of the Company or to any other person outside the employ of the Company, or if the Employee were to consent to be employed by any competitor of the Company or to engage in competition with the Company, the Company would be irreparably harmed. In addition, the Employee has or may develop relationships with the Company’s customers which could be used to solicit the business of such customers away from the Company. The Company and the Employee have entered into this Agreement to guard against such potential harm.
(ii)The Employee shall not, directly or indirectly, use any Confidential Information for any purpose other than the benefit of the Company or communicate, deliver, exhibit or provide any Confidential Information to any person, firm, partnership, corporation, organization or entity, except as required in the normal course of the Employee’s service as a consultant or as an employee of the Company. The covenant contained in this subsection shall be binding upon the Employee during the Term and following the termination hereof until either (i) such Confidential Information becomes obsolete; or (ii) such Confidential Information becomes generally known in the Company’s trade or industry by means other than a breach of this covenant.
(iii)The Employee agrees that all Confidential Information and all records, documents and materials relating to such Confidential Information, shall be and remain the sole and exclusive property of the Company.
(e)Remedies. The Employee agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach by the Employee of any provision of this Section. Accordingly, in the event the Company seeks, under law or in equity, a temporary restraining order, permanent injunction or a decree of specific performance of the provisions of this Section, no bond or other security shall be required. The Company shall be entitled to recover from the Employee, reasonable attorneys’ fees and expenses incurred in any action wherein the Company successfully enforces any of the provisions of this Section against the breach or threatened breach of those provisions by the Employee. The remedies described in this Section are not exclusive and are in addition to all other remedies the Company may have at law, in equity, or otherwise.
(i)The Employee and the Company acknowledge and agree that in the event of the Employee’s Separation from Service for any reason whatsoever, the Employee can obtain other engagements or employment of a kind and nature similar to that contemplated herein outside the Restricted Geographical Area and that the issuance of an injunction to enforce the provisions of this Section will not prevent him from earning a livelihood.
(ii)The covenants on the part of the Employee contained in this Section are essential terms and conditions to the Company entering into this Agreement, and shall be construed as independent of any other provision in this Agreement.
(f)Surrender of Records. Upon the Employee’s Separation from Service for any reason, the Employee shall immediately surrender to the Company any and all computer hardware, software and related materials, records, notes, documents, forms, manuals, photographs, instructions, lists, drawings, blueprints, programs, diagrams or other written or printed material (including any and all copies made at any time whatsoever) in his possession or control which pertain to the business of the Company including any Confidential Information in the Employee’s personal notes, address books, calendars, rolodexes, personal data assistants, etc.
7.Standards
. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Company will provide the Employee with the working facilities and staff commensurate with his position or positions and necessary or advisable for him to perform his duties.
8.Separation from Service and Termination Pay
. Subject to Section 10 hereof, the Employee may experience a Separation from Service under the following circumstances:
(a)Death. The Employee shall experience a Separation from Service upon his death during the Term of this Agreement, in which event the Employee’s estate or designated beneficiaries shall be entitled to receive the base salary, bonuses, vested rights, and Employee Benefits due the Employee through the last day of the calendar month in which his death occurred. Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of the Employee’s participation in such plans through such date shall be paid when and as due under those plans. If the Employee’s death occurs on or after Retirement Age, during the term of this Agreement, the Employee’s spouse and child living in his household at the time of his death shall be entitled to receive the health and disability benefits provided for under subsection 4(b) until the death of his spouse.
(b)Disability.
(i)The Company may terminate the Employee’s employment, resulting in a Separation from Service, as a result of the Employee’s Disability, in a manner consistent with the Company’s and the Employee’s rights and obligations under the Americans with Disabilities Act or other applicable state and federal laws concerning disability. For the purpose of this Agreement, “Disability” means the Employee is:
(1)Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(2)By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.
(ii)During any period that the Employee shall receive disability benefits and to the extent that the Employee shall be physically and mentally able to do so, he shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Company.
(iii)In the event of the Employee’s Separation from Service due to Disability, the Employee shall be entitled to receive the base salary, bonuses, vested rights, and Employee Benefits due the Employee through his date of termination. Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of the Employee’s participation in the plans through the date of termination shall be paid when and as due under those plans. If the Employee’s Separation from Service due to Disability occurs on or after Retirement Age, during the term of this Agreement, the Employee shall be entitled to the retirement benefits provided for under subsection 4(b) as described in that subsection.
(c)Just Cause. The Company may, by written notice to the Employee, immediately terminate his employment at any time, resulting in a Separation from Service, for Just Cause. The Employee shall have no right to receive any base salary, bonuses or other Employee Benefits, except as provided by law, whatsoever, for any period after his Separation from Service for Just Cause. However, the vested rights of the Employee as of his Separation from Service shall not be affected. Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of the Employee’s participation in such plans through such date of Separation of Service shall be paid when and as due under those plans. Separation from Service for “Just Cause” shall mean termination because of:
(i)An intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Employee in the course of his employment or director service. No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence. An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company;
(ii)Intentional wrongful damage by the Employee to the business or property of the Company, causing material harm to the Company;
(iii)Breach by the Employee of any confidentiality or non-disclosure agreement in effect from time to time with the Company;
(iv)Gross negligence or insubordination by the Employee in the performance of his duties; or
(v)Removal or permanent prohibition of the Employee from participating in the conduct of Bank’s affairs by an order issued under Section 8(e)(iv) or 8(g)(i) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1).
Notwithstanding the foregoing, in the event of Separation from Service for Just Cause there shall be delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested directors of the Bank and the Corporation at meetings of the boards called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the boards), such meetings and the opportunity to be heard to be held prior to, or as soon as reasonably practicable following, termination, but in no event later than 60 days following such termination, finding that in the good faith opinion of the boards the Employee was guilty of conduct constituting Just Cause and specifying the particulars thereof in detail. If, following such meetings, the Employee is reinstated, he shall be entitled to receive the base salary, bonuses, all Employee Benefits, and all other fringe benefits provided for under this Agreement for the period following Separation from Service and continuing through reinstatement as though he was never terminated.
(d)Without Just Cause. The Company may, by written notice to the Employee, immediately terminate his employment at any time, resulting in a Separation from Service, for a reason other than Just Cause, in which event the Employee shall be entitled to receive the following compensation and benefits (unless such Separation from Service occurs within the time period set forth in subsection 10(a) hereof, in which event the benefits and compensation provided for in Section 10 shall apply):
(i)The base salary provided pursuant to Section 2 hereof, as in effect on the date of Separation from Service, through the Expiration Date of this Agreement as determined pursuant to Section 5 hereof (including any renewal or extension of this Agreement) (the “Expiration Date”);
(ii)An amount equal to the bonuses received by or payable to the Employee in the calendar year prior to the calendar year of the Employee’s Separation from Service, for each year remaining through the Expiration Date; and
(iii)Cash reimbursement to the Employee in an amount equal to the cost to the Employee (demonstrated by submission to the Company of invoices, bills, or other proof of payment by the Employee) of (A) all health insurance premiums for the Employee, his spouse and child living in the Employee’s household and the best level Medicare supplement insurance available which includes prescription drug coverage, and life insurance (all as described in subsection 4(b)); (B) all other Employee Benefits (all as defined in subsection 4(a) excluding benefits under the First Financial Corporation 2011 Omnibus Equity Incentive Plan (the “2011 Omnibus Plan”) which will be made in accordance with the terms and conditions of that Plan); and (C) professional and club dues, the cost of Employee’s continuing legal education requirements (as described in subsection 4(c)), all Automobile Benefits (as defined in subsection 4(d)) and all other benefits which the Employee would otherwise have been eligible to participate in or receive, through the Expiration Date, based upon the benefit levels substantially equal to those provided for the Employee at the date of the Employee’s Separation from Service. The Employee shall also be entitled to receive an amount necessary to provide any cash payments received under this subsection 8(d)(iii) net of all income and payroll taxes that would not have been payable by the Employee had he continued participation in the benefit plan or program instead of receiving cash reimbursement.
Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under subsection 8(d) shall be reduced to the extent that on the date of the Employee’s Separation from Service, the present value of the benefits payable under subsection 8(d) exceeds any limitation on severance benefits that is imposed by the Office of the Comptroller of the Currency (the “OCC”) on such benefits.
All amounts payable to the Employee under subsections 8(d)(i) and 8(d)(ii) shall be paid in one lump sum within ten days of such Separation from Service. All amounts payable to the Employee under subsection 8(d)(iii) shall be paid on the first day of each month following the Employee’s Separation from Service, in an amount equal to the total reimbursable amount (demonstrated by invoices, bills or other proof of payment submitted by the Employee). Such amounts must be submitted for reimbursement no later than the earlier of: (i) six months after the date such amounts are paid by the Employee; or (ii) March 15th of the year following the year in which the Employee paid the amount.
(e)Voluntary for Good Reason. The Employee may voluntarily Separate from Service under this Agreement at any time for Good Reason. In the event that the Employee has a Separation from Service for Good Reason, the Employee will first deliver to the Company a written notice which will (A) indicate the specific provisions of this Agreement relied upon for such Separation from Service, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Separation from Service, and (C) describe the steps, actions, events or other items that must be taken, completed or followed by the Company to correct or cure the basis for such Separation from Service. The Company will then have 30 days following the effective date of such notice to fully correct and cure the basis for the Separation from Service. If the Company does not fully correct and cure the basis for the Employee’s Separation from Service within such 30-day period, then the Employee will have the right to Separate from Service with the Company for Good Reason immediately upon delivering to the Company a written Notice of Termination and without any further cure period. Notwithstanding the foregoing, the Company will be entitled to so correct and cure only a maximum of two times during any calendar year. The Employee shall thereupon be entitled to receive the same amount payable under subsections 8(d)(i) and (ii) hereof, within 30 days following his date of Separation from Service and under subsection 8(d)(iii) as provided in subsection 8(d).
For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing (unless such voluntary Separation from Service occurs within the time period set forth in subsection 10(b) hereof, in which event the benefits and compensation provided for in Section 10 shall apply):
(i)The requirement that the Employee perform his executive functions more than 30 miles from his Terre Haute, Indiana office;
(ii)A reduction of ten percent or more in the Employee’s base salary, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other executive officers of the Company;
(iii)The removal of the Employee from participation in any incentive compensation or performance-based compensation plans or bonus plans unless the Company terminates participation in the plan or plans with respect to all other executive officers of the Company;
(iv)A material failure by the Company to continue to provide the Employee with the base salary, bonuses or benefits provided for under subsections 4(a), (c), (d) and (e) of this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under those Sections or under any benefit plan or program in which the Employee now or hereafter becomes eligible to participate, or the taking of any action by the Company which would directly or indirectly reduce in a material manner any such benefits or deprive the Employee to a material degree of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Company:
(v)The assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced in Section 1;
(vi)A failure to elect or re-elect the Employee to the Bank’s board of directors or a failure on the part of the Corporation to honor its obligation to nominate Employee to the Corporation’s board of directors;
(vii)A material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company; or

(viii)A material reduction in the secretarial or administrative support of the Employee.
Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under this subsection shall be reduced to the extent that on the date of the Employee’s Separation from Service, the present value of the benefits payable under subsections 8(d)(i), (ii) and (iii) exceed any limitation on severance benefits that is imposed by the OCC on such benefits.
(f)Voluntary Separation from Service Prior to Retirement Age. Subject to subsection 4(b) and Section 10, the Employee may voluntarily Separate from Service with the Company during the term of this Agreement prior to attaining Retirement Age, upon at least 90 days’ prior written notice to the Company, in which case, effective as of the Separation from Service, the Employee shall receive only his base salary, bonuses, vested rights and benefits up to the date of his Separation from Service, such benefits to be paid when and as due under those plans (unless such Separation from Service occurs pursuant to subsection 10(b) hereof, in which event the benefits, bonuses and base salary provided for in subsection 10(a) shall apply).
(g)Termination or Suspension Under Federal Law.
(i)If the Employee is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Sections 8(e)(iv) or 8(g)(i) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate, as of the effective date of the order, but vested rights of the Employee shall not be affected.
(ii)If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default; but the vested rights of the Employee shall not be affected.
(iii)All obligations under this Agreement shall terminate, except to the extent it is determined that the continuation of this Agreement is necessary for the continued operation of the Bank; (A) by the OCC or its designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (B) by the OCC, or its designee, at the time that the OCC or its designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the Employee.
(iv)If a notice served under Section 8(e)(3) or (g)(1) of the FDIA suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. However, the vested rights of the Employee as of the date of suspension will not be affected. If the charges in the notice are dismissed, the Bank may in its discretion (A) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (B) reinstate (in whole or in part) any of its obligations which were suspended.
(h)Separation from Service. If the Employee qualifies as a Key Employee (as defined in subsection 8(h)(i)) at the time of his Separation from Service (as defined in subsection 8(h)(ii)), the Company may not make a payment pursuant to subsections 8(d) (disregarding subsection 8(d)(iii)(A)), 8(e) or Section 10 (disregarding subsection 10(a)(1)(ii)(C)) earlier than six months following the date of the Employee’s Separation from Service (or, if earlier, the date of the Employee’s death) to the extent such a payment would constitute deferred compensation that is not exempt from the requirements of Code Section 409A or Treasury Regulations 1.409A-1 et. seq. Payments to which the Key Employee would otherwise be entitled during the first six months following the date of his

Separation from Service will be accumulated and paid to the Employee on the first day of the seventh month following the Employee’s Separation from Service.
(i)Key Employee means an employee who is:
(1)An officer of the Bank or Corporation having annual compensation greater than $160,000;
(2)A five percent owner of the Corporation; or
(3)A one percent owner of the Corporation having an annual compensation from the employer of more than $150,000.
The $160,000 amount in subsection 8(h)(i)(1) will be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period shall be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 shall be rounded to the next lower multiple of $5,000.
(ii)Separation from Service means the date on which the Employee dies, retires or otherwise experiences a “Termination of Employment” with the Company (as defined below). Provided, however, a Separation from Service does not occur if the Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Employee retains a right to reemployment with the Company under an applicable statute or by contract. For purposes of this subsection 8(h)(ii), a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Bank or Corporation. If the period of leave exceeds six months and the Employee does not retain the right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. The Employee shall incur a “Termination of Employment” for purposes of this subsection 8(h)(ii) when a termination of employment has occurred under Treasury Regulation 1.409A-1(h)(1)(ii).
9.No Mitigation
. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.
10.Change in Control
.
(a)Change in Control; Involuntary Separation from Service.
(1)Notwithstanding any provision herein to the contrary, if the Employee’s employment under this Agreement is terminated by the Company, resulting in a Separation from Service, without the Employee’s prior written consent and for a reason other than Just Cause, in connection with or within 12 months after a Change in Control, as defined in subsection 10(a)(3), the Employee shall be paid (subject to subsection 10(a)(2)) the greater of:
(i)The total amount payable under subsection 8(d); or

(ii)The product of 2.99 times the sum of: (A) his base salary in effect as of the date of the Change in Control; (B) an amount equal to any annual discretionary or performance-based incentive bonus received by or payable to the Employee in the calendar year prior to the year in which the Change in Control occurs; and (C) cash reimbursement to the Employee in an amount equal to the cost to the Employee (demonstrated by submission to the Company of invoices, bills or other proof of payment by the Employee) of obtaining all Employee Benefits (all as defined in subsection 4(a) excluding benefits under the 2011 Omnibus Plan which will be paid in accordance with the terms and conditions of that plan), health insurance premiums for the Employee, his spouse and child living in the Employee’s household, best level Medicare supplement insurance available which includes prescription drug coverage, life insurance (all as described in subsection 4(b)), professional and club dues, the cost of Employee’s continuing legal education requirements (all as described in subsection 4(c)), all Automobile Benefits (as defined in subsection 4(d)) and all other benefits which the Employee would otherwise have been eligible to participate in or receive, through the Expiration Date, based upon the benefit levels substantially equal to those that the Company provided for the Employee at the date of the Employee’s Separation from Service. The Employee shall also be entitled to receive an amount necessary to provide any cash payments received under this subsection 10(a)(1)(ii) net of all income and payroll taxes that would not have been payable by the Employee had he continued participation in the benefit plan or program instead of receiving cash reimbursement.
(2)To the extent payments that would be received based on the Employee’s Separation from Service in connection with a Change in Control, or within 12 months after a Change in Control would be considered “excess parachute payments” pursuant to the Code Section 280G, the benefit payment to the Employee under this Agreement, when combined with all other parachute payments to the Employee, shall be the greater of:
(i)the Employee’s benefit under the Agreement reduced to the maximum amount payable to the Employee such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment;” or
(ii)the Employee’s benefit under the Agreement after taking into account the amount of the excise tax imposed on the Employee under Code Section 280G due to the benefit payment.
The determination of whether any reduction in the rights or payments under this Plan is to apply will be made by the Company in good faith after consultation with the Employee, and such determination will be conclusive and binding on the Employee. The Employee will cooperate in good faith with the Company in making such determination and providing the necessary information for this purpose.

(3)“Change in Control” shall be deemed to have occurred if one of the following events takes place:
(i)Change in Ownership. A change in the ownership of the Bank or the Corporation occurs on the date that any person, or group of persons, as defined below, acquires ownership of stock of the Bank or the Corporation that, together with stock held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Bank or the Corporation. However, if any person or group is considered to own more than 50 percent of the total fair market value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Bank or the Corporation (or to cause a change in the effective control of the Bank or the Corporation as defined in subsection 10(a)(3)(ii)). An increase in the percentage of stock owned by any person or group, as a result of a transaction in which the Bank or the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection only applies when there is a transfer of stock of the Bank or the Corporation (or issuance of stock of a corporation) and stock in the Bank or the Corporation remains outstanding after the transaction.
For purposes of subsections 10(a)(3)(i) and (ii), persons will not be considered to be acting as a group solely because they purchase or own stock of the Bank or the Corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Bank or the Corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(ii)Change in the Effective Control. A change in the effective control of the Bank or the Corporation will occur when: (i) any person or group (as defined in subsection 10(a)(3)(i)) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Bank or the Corporation possessing 30 percent or more of the total voting power; or (ii) a majority of members of the board of the Bank or the Corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Corporation’s board prior to the date of the appointment or election. However, if any person or group is considered to effectively control the Bank or Corporation, the acquisition of additional control of the Bank or Corporation by the same person(s) is not considered to cause a change in the effective control.
(iii)Change in the Ownership of a Substantial Portion of the Bank’s or Corporation’s Assets. A change in the ownership of a substantial portion of the Bank’s or Corporation’s assets occurs on the date that any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Bank or Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Bank or Corporation immediately prior to such acquisition(s). Gross fair market value means the value of the assets of the Bank or Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
However, there is no Change in Control under this subsection when there is a transfer to an entity that is controlled by the shareholders of the Bank or Corporation immediately after the transfer. A transfer of assets by the Bank or Corporation is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Bank or Corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank or Corporation; (iii) a person, or group of persons, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank or Corporation or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii). For purposes of this subsection, except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a company in which the Bank or Corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Bank or Corporation after the transaction, is not treated as a change in the ownership of the assets of the transferor Bank or Corporation.
For purposes of this subsection 10(a)(3)(iii), persons will not be considered to be acting as a group solely because they purchase assets of the Bank or Corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Bank or Corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
Notwithstanding the foregoing, the acquisition of Bank or Corporation stock by any retirement plan sponsored by the Bank or an affiliate of the Bank will not constitute a Change in Control. Additionally, notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under subsection 10(a) shall be reduced to the extent that on the date of the Employee’s Separation from Service, the amount payable under subsection 10(a) exceeds any limitation on severance benefits that is imposed by the OCC.
(b)Change in Control; Voluntary for Good Reason. Notwithstanding any other provision of this Agreement to the contrary, the Employee may Separate from Service under this Agreement for Good Reason within 12 months following a Change in Control of the Bank or Corporation, as defined in subsection 10(a)(3). In the event that the Employee has a Separation from Service for Good Reason within 12 months following a Change in Control of the Bank or Corporation, the Employee will first deliver to the Company a written notice which will (A) indicate the specific provisions of this Agreement relied upon for such Separation from Service, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Separation from Service, and (C) describe the steps, actions, events or other items that must be taken, completed or followed by the Company to correct or cure the basis for such Separation from Service. The Company will then have 30 days following the effective date of such notice to fully correct and cure the basis for the Separation from Service. If the Company does not fully correct and cure the basis for the Employee’s Separation from Service within such 30-day period, then the Employee will have the right to Separate from Service with the Company for Good Reason immediately upon delivering to the Company a written Notice of Termination and without any further cure period. Notwithstanding the foregoing, the Company will be entitled to so correct and cure only a maximum of two times during any calendar year.

The Employee shall thereupon be entitled to receive the payment described in subsections 10(a)(1), (2) and (3) of this Agreement, within 30 days. During such 30-day period, the Bank shall not allow the Employee’s participation in any Employee Benefits to lapse and shall continue to provide the Employee with the Automobile Benefits described in subsection 4(d), reimbursement or payment of professional and club dues, and the cost of the Employee’s continuing legal education requirements as described in subsection 4(c). In the event subsection 8(h) applies at the time of the Employee’s termination, the six-month suspension period shall not prevent the Employee from continuing to receive reimbursement of health insurance premiums for himself, his spouse and child living in the Employee’s household, Medicare supplement insurance at the best level available which includes prescription drug coverage, and life insurance (all as described in subsection 4(b)) immediately following his Separation from Service, without regard to the six-month suspension applicable to cash payments and other benefit amounts.
For purposes of this subsection 10(b), “Good Reason” means, the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing:

(i)The requirement that the Employee perform his principal executive functions more than 30 miles from his Terre Haute, Indiana office.
(ii)A reduction of ten percent or more in the Employee’s base salary as in effect on the date of the Change in Control or as the same may be changed by mutual agreement from time to time, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other executive officers of the Company;
(iii)The removal of the Employee from participation in any incentive or performance-based compensation plans or bonus plans unless the Company terminates participation in the plan or plans with respect to all other executive officers of the Company;
(iv)A material failure by the Company to continue to provide the Employee with the base salary, bonuses or benefits provided for under subsections 4(a), (c), (d) and (e) of this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under those subsections or under any benefit plan or program in which the Employee now or hereafter becomes eligible to participate, or the taking of any action by the Company which would directly or indirectly reduce in a material manner any such benefits or deprive the Employee to a material degree of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Company;
(v)The assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced in Section 1;
(vi)A failure to elect or re-elect the Employee to the Bank’s board of directors or a failure on the part of the Corporation or its successor to honor any obligation to nominate Employee to the board of directors of the Corporation or its successor;
(vii)A material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company; or
(viii)A material reduction in the secretarial or administrative support of the Employee.
Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under subsection 10(b) shall be reduced to the extent that on the date of the Employee’s Separation from Service, the amount payable under subsection 10(b) exceeds any limitation on severance benefits that is imposed by the OCC.

(c)Compliance with 12 U.S.C. Section 1828(k). Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.
(d)Trust.
(1)Within five business days before or after a Change in Control which was not approved in advance by a resolution of a majority of the directors of the Corporation, the Company shall (i) deposit, or cause to be deposited, in a grantor trust (the “Trust”), designed to conform with Revenue Procedure 92-64 (or any successor) and having a trustee independent of the Bank, an amount equal to the amounts which would be payable in a lump sum under subsections 10(a)(1), (2) and (3) hereof if those payment provisions become applicable, and (ii) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of the Employee, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust.
(2)During the 12 consecutive month period following the date on which the Company makes the deposit referred to in the preceding paragraph, the Employee may provide the trustee of the Trust with a written notice requesting that the trustee pay to the Employee, in a single sum, the amount designated in the notice as being payable pursuant to subsections 10(a)(1), (2) and (3). Within three business days after receiving said notice, the trustee of the Trust shall send a copy of the notice to the Company via overnight and registered mail, return receipt requested. On the tenth business day after mailing said notice to the Company, the trustee of the Trust shall pay the Employee the amount designated therein in immediately available funds, unless prior thereto the Company provides the trustee with a written notice directing the trustee to withhold such payment. In the latter event, the trustee shall submit the dispute, within ten days of receipt of the notice from the Company, to non-appealable binding arbitration for a determination of the amount payable to the Employee pursuant to subsections 10(a)(1), (2) and (3), and the party responsible for the payment of the costs of such arbitration (which may include any reasonable legal fees and expenses incurred by the Employee) shall be determined by the arbitrator. The Company and the Employee shall choose the arbitrator to settle the dispute, and such arbitrator shall be bound by the rules of the American Arbitration Association in making his or her determination. If the Employee and the Company cannot agree on an arbitrator, then the arbitrator shall be selected under the rules of the American Arbitration Association. The Employee, the Company and the trustee shall be bound by the results of the arbitration and, within three days of the determination by the arbitrator, the trustee shall pay from the Trust the amounts required to be paid to the Employee and/or the Company, and in no event shall the trustee be liable to either party for making the payments as determined by the arbitrator.
(3)Upon the earlier of (i) any payment from the Trust to the Employee, or (ii) the date twelve months after the date on which the Company makes the deposit referred to in subsection 10(d)(1)(i), the trustee of the Trust shall pay to the Company the entire balance remaining in the segregated account maintained for the benefit of the Employee, if any. The Employee shall thereafter have no further interest in the Trust pursuant to this Agreement. However, the termination of the Trust shall not operate as a forfeiture or relinquishment of any of the Employee’s rights under the terms of this Agreement. Furthermore, in the event of a dispute under subsection 10(d)(2), the trustee of the Trust shall continue to hold, in trust, the deposit referred to in subsection 10(d)(1)(i) until a final decision is rendered by the arbitrator pursuant to subsection 10(d)(2).
(e)In the event that any dispute arises between the Employee and the Company as to the terms or interpretation of this Agreement or the obligations thereunder, including this Section, whether instituted by formal legal proceedings or submitted to arbitration pursuant to subsection 10(d)(2), including any action that the Employee takes to enforce the terms of this Section or to defend against any action taken by the Company, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment by a court of competent jurisdiction in favor of the Employee or, in the event of arbitration pursuant to subsection 10(d)(2), a determination is made by the arbitrator that the expenses should be paid by the Company. Such reimbursement shall be paid within ten days of Employee’s furnishing to the Company written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Employee.
Should the Employee fail to obtain a final judgment in favor of the Employee and a final judgment or arbitration decision is entered in favor of the Company and if decided by arbitration, the arbitrator, pursuant to subsection 10(d)(2), determines the Employee to be responsible for the Company’s expenses, then the Company shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees arising from such dispute, proceedings or actions. Such reimbursement shall be paid within ten days of the Company furnishing to the Employee written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Company.
11. 2011 Omnibus Plan Awards
. Any awards to the Employee under the 2011 Omnibus Plan that are outstanding at the time of a Separation from Service will be governed by the terms of the 2011 Omnibus Plan.
12.Federal Income Tax Withholding
. The Bank may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or governmental regulation or ruling.
13.Successors and Assigns
.
(a)Company.
This Agreement shall not be assignable by the Bank or Corporation, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Corporation which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Corporation.
(b)Employee.
Because the Company is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company; provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.
(c)Attachment.
Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

14.Amendments
. No amendments or additions to this Agreement shall be binding unless made in writing and signed by the Bank, the Corporation and the Employee, except as herein otherwise specifically provided.
15.Applicable Law
. Except to the extent preempted by federal law, the laws of the State of Indiana, without regard to that State’s choice of law principles, shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
16.Severability
. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Should any particular covenant, provision or clause of this Agreement be held unreasonable or unenforceable for any reason, including without limitation, the time period, geographic area and/or scope of activity covered by such covenant, provision or clause, the Company and Employee acknowledge and agree that such covenant, provision or clause shall be given effect and enforced to whatever extent would be reasonable and enforceable under applicable law.
17.Entire Agreement
. This Agreement: (a) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (b) constitutes the sole agreement between the parties with respect to this subject matter; provided, however, that the benefit plans and arrangements referred to in this Agreement are not superseded or replaced unless this Agreement specifically so states and such benefit plans and arrangements may be set forth in separate plan documents stating their terms.
18.Construction
. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
19.Headings
. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction or enforcement of this Agreement.
20.Notices
. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given (a) if hand delivered, upon delivery to the party, or (b) if mailed, two days following deposit of the notice or communication with the United States Postal Service by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	Norman L. Lowery 93 Allendale Terre Haute, Indiana 47802

If to the Bank:	First Financial Bank, N.A. Attn: Chairman of the Board of Directors One First Financial Plaza P.O. Box 540 Terre Haute, Indiana 47808-0540

With a copy to (which will not constitute notice):	Krieg DeVault LLP Attn: Sharon B. Hearn, Esq. One Indiana Square, Suite 2800 Indianapolis, Indiana 46204

If to First Financial Corporation:	First Financial Corporation Attn: Chairman of the Board of Directors One First Financial Plaza P.O. Box 540 Terre Haute, Indiana 47808-0540

With a copy to (which will not constitute notice):	Krieg DeVault LLP Attn: Sharon B. Hearn, Esq. One Indiana Square, Suite 2800 Indianapolis, Indiana 46204

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

21.Waiver
. The waiver by either party of a breach of any provision of this Agreement, or failure to insist upon strict compliance with the terms of this Agreement, shall not be deemed a waiver of any subsequent breach or relinquishment of any right or power under this Agreement.
22.Review and Consultation
. Employee acknowledges and agrees he (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement and (c) has consulted with such attorneys, accountants and financial or other advisors as he has deemed appropriate in connection with the execution of this Agreement. Employee understands, acknowledges and agrees that he has not received any advice, counsel or recommendation with respect to this Agreement from Employer’s attorneys.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 23rd day of June, 2015.

FIRST FINANCIAL BANK, N.A.

__________________________________________
Rodger A. McHargue, Secretary/Treasurer

FIRST FINANCIAL CORPORATION

__________________________________________
Rodger A. McHargue, Secretary

EMPLOYEE

__________________________________________
Norman L. Lowery